Abacus Life Completes Acquisition of FCF Advisors
ORLANDO, Fla., December 2, 2024 (GLOBE NEWSWIRE) -- Abacus Life, Inc. (“Abacus” or the “Company”) (NASDAQ: ABL), a pioneering global alternative asset manager specializing in leveraging longevity data and actuarial technology to offer uncorrelated investment opportunities, today announced it has completed the acquisition of FCF Advisors (“FCF”), a New York-based asset manager and index provider specializing in free cash flow-focused investment strategies. The acquisition of FCF, which has approximately $800 million in assets under management, constitutes a significant milestone in Abacus’ ongoing expansion of ABL Wealth and its suite of products.
“We are excited to complete this strategic acquisition and welcome FCF Advisors to the Abacus Life family,” said Jay Jackson, CEO of Abacus Life. “The addition of FCF Advisors significantly expands our offerings within ABL Wealth, bringing us even closer to our stated goal of delivering comprehensive, lifespan-based financial advisory services and products. FCF aligns perfectly with our strategy of providing clients with holistic and tailored financial solutions throughout their lives.”
Over the past decade, FCF has become a recognized leader in free cash flow analytics and research. The firm has pioneered the free cash flow quality model, which serves as the foundation for the firm’s quantitative investment process. FCF Advisors has a suite of core and thematic free cash flow equity strategies and offers over 50 customizable free cash flow index strategies covering 8 global equities allocation categories available in separately managed accounts (“SMA”)/white label SMA and model delivery.
About Abacus
Abacus is a pioneering global alternative asset manager and market maker specializing in uncorrelated financial products. The company leverages its proprietary, cutting-edge longevity data and actuarial technology to purchase life insurance policies from consumers seeking liquidity. This creates a high-return asset class uncorrelated to market fluctuations for institutional investors.

With nearly $3 billion in assets under management, including recently-completed acquisitions, Abacus is the only publicly traded global alternative asset manager focused on lifespan-based financial products.

Abacus is expanding its leading expertise in longevity and lifespan into new growth areas:

•ABL Wealth - Leverages decades of data and proprietary algorithms to offer longevity-based wealth management platforms that enable financial advisors to create customized plans and provide access to uncorrelated investments.

•ABL Tech - A groundbreaking technology service that delivers advanced real-time data tracking and analysis for pension funds, governments, insurance companies, retirement associations, and more.

Through each new channel, Abacus is revolutionizing the future of asset management and financial planning, centered on longevity and lifespan.

www.Abacuslife.com

Contacts:
Investor Relations
Robert F. Phillips – SVP Investor Relations and Corporate Affairs
rob@abacuslife.com
(321) 290-1198

David Jackson – IR/Capital Markets Associate
djackson@abacuslife.com
(321) 299-0716

Abacus Life Public Relations
press@abacuslife.com